Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 4, 2011, relating to the consolidated financial statements of Tutor Perini Corporation, and the effectiveness of Tutor Perini Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Tutor Perini Corporation for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche, LLP

Los Angeles, California
June 15, 2011